Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4 and related Prospectus of Newmont Corporation, Newcrest Finance Pty Limited and Newmont USA Limited for the registration of:

•	$927,754,000 aggregate principal amount of 5.30% Notes due 2026 and related guarantee,

•	$623,340,000 aggregate principal amount of 3.25% Notes due 2030 and related guarantee,

•	$1,000,000,000 aggregate principal amount of 5.35% Notes due 2034 and related guarantee

•	$459,939,000 aggregate principal amount of 5.75% Notes due 2041 and related guarantee, and

•	$486,128,000 aggregate principal amount of 4.20% Notes due 2050 and related guarantee,

and to the incorporation by reference therein of our reports dated February 29, 2024, with respect to the consolidated financial statements and schedule of Newmont Corporation, and the effectiveness of internal control over financial reporting of Newmont Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver Colorado

July 25, 2024